UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2011

CHEMED CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-8351	31-0791746
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Chemed Center, 255 East 5th Street, Cincinnati, OH	45202-4726
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 762-6900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 1, 2011, Chemed Corporation ("we") entered into a new senior secured credit facility pursuant to an Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, RBS Citizens, National Association and PNC Bank, N.A. as co-documentation agents and the other lenders party thereto (the “Amended and Restated Credit Agreement") to replace our existing facility.  The Amended and Restated Credit Agreement includes a $350 million revolving credit facility and a $150 million expansion feature, which may consist of term loans or additional revolving commitments. The revolving credit facility has a 5-year maturity with principal payments due at maturity. Interest is payable quarterly at a floating rate equal to our choice of various indexes plus a specified margin based on our leverage ratio. The interest rate at the inception of the agreement is LIBOR plus 1.75%.

The foregoing description of the Amended and Restated Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the agreement, which will be filed with our Quarterly Report on Form 10-Q for the period ended March 31, 2011.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS
99.1	Press Release, dated March 1, 2011, of Chemed Corporation, announcing entry into the Amended and Restated Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEMED CORPORATION

	By:	/s/ Arthur V. Tucker, Jr.
	Name:	Arthur V. Tucker, Jr.
	Title:	Vice President and Controller

Date: March 1, 2011